SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*


Lowrance Electronics, Inc.
------------------------------------------
(Name of Issuer)


Common Stock
                   -----------------------------------------
(Title of Class of Securities)

548900109
                   -----------------------------------------
(CUSIP Number)





Check the following box if a fee is being paid with this statement [ X ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 6 Pages


CUSIP NO.             13G        PAGE  2  OF 6  PAGES

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     First Wilshire Securities Management, Inc.    Tax ID #95-2844956

2    CHECK THE APPROPRIATE BOX IF A MEMBER
      OF A GROUP*

                  (a) [    ]
                  (b) [    ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

        California Corporation

                    5    SOLE VOTING POWER

                         17,400 Shares


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY            None
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                505,708 Shares


                    8    SHARED DISPOSITIVE POWER

                         None

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     523,108 Shares


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES *

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.2 %


12   TYPE OF REPORTING PERSON*

            BD,IA



                      *SEE INSTRUCTION BEFORE FILLING OUT!

                  SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 10549

                   ---------------------------------

                  SCHEDULE 13G UNDER THE SECURITIES

                       EXCHANGE ACT OF 1934

                  ---------------------------------



Item 1.    (a).  Name of Issuer:

       Lowrance Electronics, Inc.


           (b).  Address of Issuer's Principal Executive Offices:

       12000 East Skelly Drive, Tulsa, OK 74128


Item 2.    (a).  Name of Person Filing:

                  First Wilshire Securities Management, Inc.


           (b).   Address of Principal Business Office:

                  600 South Lake Street, Suite 100
                  Pasadena, CA 91106-3955
























                              Page 3 of 6 Pages

Item 2.    (c).    Citizenship:

                    California Corporation


           (d).    Title of Class of Securities:

                    Common Stock

           (e).    CUSIP Number:

			  548900109


Item 3.        	This statement is filed pursuant to Rule
             	13d-1(b).  The entity filing is an
             	Investment Adviser registered under
             	section 203 of the Investment Advisers
             	Act of 1940.


Item 4.            Ownership:


           (a).    Amount Beneficially Owned shares:

			 523,108 Shares

           (b).    Percent of Class:

                   10.2 %

           (c).    Number of Shares as to which such entity has:

              (i)  sole power to vote or to direct the
                   vote		17,400 Shares



              (ii) shared power to vote or to direct
                   the vote     None


              (iii)sole power to dispose or to direct
                   the disposition of 505,708 Shares


              (iv) shared power to dispose or to direct
                   the disposition of      None







                              Page 4 of 6 Pages

Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]



Item 6.          Ownership of More Than Five Percent on
                 behalf of Another Person:  ( X )



Item 7.          Identification and Classification of
                 subsidiaries which Acquired the Security being Reported on by the Parent Holding company:



Item 8. Identification and Classification of Members of the Group:































                              Page 5 of 6 Pages


Item 9.            Notice of Dissolution of Group:



Item 10.           Certification:

          		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


          		Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.








               By:  Mitchell Howard
               ----------------------------
                   Title: V.P., Compliance & Operations


Dated:  06/06/2005




















                             Page 6 of 6 Pages